State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
OF A BUSINESS CORPORATION
FOR
YADKIN FINANCIAL CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: YADKIN FINANCIAL CORPORATION

2.	The text of each amendment adopted is as follows (State below or attach):

•	One May 23, 2013, the Corporation and its shareholders adopted the following Amendment of its Articles of Incorporation, as set forth below:

Article II. Section 2.1 Total Authorized Shares of Capital Stock. The Corporation shall have the authority to issue a total of 34,333,333 shares of capital stock, divided into the classes as follows:

Class	Number of Shares	Par Value

Common Stock	33,333,333	$1.00
Preferred Stock	1,000,000	None

Section 2.2 Common Stock.    The Common Stock, both Voting Common Stock and Non-Voting Common Stock, shall be reduced as reflected in the 3-for-1 stock split described below. All other attributes of the Voting Common Stock and Non-Voting Common Stock shall remain.

“Upon the filing and effectiveness (the “Effective Time”) of these Articles of Amendment, each three shares of common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind), shall automatically and without any further action by the Corporation or the holder thereof be combined and reclassified into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, (the “New Common Stock”). The Corporation will not issue fractional shares on account of the foregoing reverse stock split, and all shares that are held by a shareholder as of the Effective Time hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu of such fraction of a share, any holder of such fractional share will be paid a cash amount for such fractional share equal to the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing price of the Common Stock on the trading day immediately prior to the Effective Time, as such price is reported on The Nasdaq Global Select Market. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. The number of authorized shares of Common Stock shall be reduced to 33,333,333 shares by virtue of these Articles of Amendment.”

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: N/A

4.	The date of adoption of Amendment to Article II was as follows: MAY 23, 2013

5.	(d.) X The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

These Articles of Amendment shall be effective at 12:02AM EST on May 28, 2013.

This 23rd day of May, 2013.

YADKIN VALLEY FINANCIAL CORPORATION
Name of Corporation

/s/ Jan H. Hollar
Signature

Jan H. Hollar, Chief Financial Officer
Type or Print Name and Title